Exhibit 99.1

DXC Technology Appoints Mike Salvino as President and Chief Executive Officer

Succeeding Mike Lawrie, Who Will Be Retiring as CEO and Continue as Chairman

TYSONS, Va., Sept. 11, 2019 – DXC Technology (NYSE: DXC) today announced that the company’s Board of Directors has elected Mike Salvino as President and Chief Executive Officer, effective today.

Salvino succeeds Mike Lawrie, who has served as DXC’s Chairman, President and Chief Executive Officer since the company’s formation in 2017. Lawrie has announced his retirement as President and CEO and will retire as DXC’s board chair on Dec. 31, 2019.

“Mike Salvino, who joined DXC’s board in May 2019, is a respected leader in the IT services industry with more than 30 years of experience and a strong track record of building profitable businesses that delivered value for clients and shareholders,” said Manoj P. Singh, Chair of the Board’s Nominating Committee.

Lawrie and the DXC board began discussing succession and planned retirement about a year ago. With his support, the board began a process to identify and recruit his successor.

“We want to thank Mike Lawrie for guiding DXC through its successful integration and initial phase of transformation,” Singh said. “During his tenure, DXC became the world’s leading, independent end-to-end IT services company and built significant digital capabilities to help DXC execute its strategy. We look forward to his continued leadership during this important transition.”

Salvino most recently served as a managing director at Carrick Capital Partners, a private equity firm focused on the technology sector, where he specialized in technology-enabled services, including BPO, security and machine learning.

Before joining Carrick, Salvino served for seven years as group chief executive of Accenture Operations, one of Accenture’s five businesses, and was a member of Accenture’s Global Management Committee. Salvino led Accenture’s 100,000-person global Operations business, growing the business 20 percent during his final year. Salvino left Accenture for Carrick in 2016 after spending more than 22 years at the company.

“Mike Salvino is the perfect choice to lead DXC into its next phase of growth,” Lawrie said. “He is a proven leader with a strong track record of successfully running businesses, forging trusted client relationships, and creating an environment to grow and develop talent.

“It’s been my privilege to serve as CEO as we repositioned DXC to focus on digital transformation and how we best serve clients,” Lawrie continued. “DXC is a world-class business, built by its extraordinary leaders and workforce. I’m proud of all that we accomplished.”

Mike Salvino said, “DXC has an enviable client portfolio, deep industry partnerships and a talented global team. I am looking forward to leveraging these strengths and my proven operational playbook to accelerate the execution of our growth strategy.”

Conference Call and Webcast Today 5:30pm ET

DXC Technology senior management will host a conference call and webcast today at 5:30 p.m. ET. The dial-in number for domestic callers is +1-888-599-8686. Callers who reside outside of the United States should dial +1-929-477-0448. The passcode for all participants is 9836136. The webcast audio and any presentation slides will be available on DXC Technology’s Investor Relations website.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until September 18, 2019. The replay dial-in number is +1-888-203-1112 for domestic callers and +1-719-457-0820 for callers who reside outside of the United States. The replay passcode is also 9836136. A transcript of the conference call will be posted on DXC Technology’s Investor Relations website.

About DXC Technology

DXC Technology, the world’s leading independent, end-to-end IT services company, manages and modernizes mission-critical systems, integrating them with new digital solutions to produce better business outcomes. The company’s global reach and talent, innovation platforms, technology independence and extensive partner network enable more than 6,000 private- and public-sector clients in 70 countries to thrive on change. For more information, visit www.dxc.technology.

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Contact Information

•	Rich Adamonis, Corporate Media Relations, +1 862.228.3481, radamonis@dxc.com

•	Jonathan Ford, Investor Relations, +1 703.245.9700, jonathan.ford@dxc.com

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. For a written description of these factors, see the section titled “Risk Factors” in DXC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019, and any updating information in subsequent SEC filings including DXC’s upcoming Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.